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                                                                    EXHIBIT 5.1


                            WHITE & MCDERMOTT, P.C.
                               65 William Street
                              Wellesley, MA 02481

                                January 4, 2001

Novavax, Inc.
8320 Guilford Road
Columbia, MD  21046

Gentlemen:

         We have assisted with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 3,387,501 shares of common stock, $.01 par value (the "Common Stock"), of Novavax, Inc. (the "Company"). Of these shares, 2,000,000 shares may be acquired by King Pharmaceuticals, Inc. pursuant to the terms of a 4% Convertible Senior Note dated December 19, 2000 issued by the Company under a Note Purchase Agreement dated as of December 19, 2000 between the Company and King Pharmaceuticals, Inc. (the "Note Shares") and 1,387,501 shares were acquired by various sellers in connection with the closing of the Agreement and Plan of Merger dated October 4, 2000 between the Company, Fielding Acquisition Corporation, The Fielding Pharmaceutical Company, MB Packaging Co., Melissa E. Georges, William E. Georges, John P. Gauthier, Jr., Joe D. Ducharme and Credit Shelter Trust A of the George P. Georges Revocable Trust dated November 12, 1992 (the "Purchased Shares").

         We have examined the Amended and Restated Certificate of Incorporation, as amended, and the By-laws of the Company and have examined and relied on originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

         In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (iii) the authenticity of the originals of the latter documents.

         Based upon and subject to the foregoing, we are of the opinion that
(i) the Purchased Shares have been duly and validly authorized and issued and are fully paid and non-assessable,

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and (ii) the Note Shares have been duly and validly authorized for issuance and when issued on the terms contemplated by the Note and the Note Purchase Agreement, will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          White & McDermott, P.C.

                                          By:
                                              ---------------------------
                                                   David A. White